Exhibit 10.01
LOEWS CORPORATION
STOCK APPRECIATION RIGHT AWARD NOTICE

THIS STOCK APPRECIATION RIGHT AWARD NOTICE (this “Notice”) is made as of the grant date set forth below (the “Grant Date”) and evidences the grant of the Award set forth below by Loews Corporation, a Delaware corporation (the “Company”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Loews Corporation 2016 Incentive Compensation Plan (the “Plan”).

Name of Grantee:	[______________] (the “Grantee”)
Grant Date:	[______________]
Number of SARs and Base Price(s):	[______________] SARs at a Base Price of $[______________]
Expiration Date:	10 years from the Grant Date

1.Grant of Awards. The Company hereby grants to the Grantee an Award of Stock Appreciation Rights (“SARs”), subject to and governed by the terms and conditions of this Notice and the Plan, which are incorporated by reference. This Notice shall constitute the Award Terms for purposes of the Plan. In the event of any conflict between this Notice and the Plan, this Notice will control unless specifically stated otherwise in this Notice or the Plan. In the event of any ambiguity in this Notice, any term that is not defined in this Notice, or any matter as to which this Notice is silent, the Plan will govern.
2.Form of Award and Exercisability.
(a)Form of Award. Each SAR granted under this Notice shall, subject to the terms herein, represent the right to receive an amount, payable in shares of Stock as provided in Section 2(b), equal in value to the excess, if any, on the date of exercise of the Fair Market Value (determined in all cases for purposes of this Notice as the reported closing price of a share of Stock on the trading day prior to the applicable date on the principal stock exchange on which the shares of Stock are then traded) of a share of Stock over the relevant Base Price(s). Any SARs that are exercised shall thereafter be payable in accordance with Section 2(b).
(b)Method of Exercise and Payment.
(i)The Award of SARs shall become exercisable on the date that is seven (7) years from the Grant Date (the “Exercise Date”) until the Expiration Date (the “Exercise Period”).
(ii)To exercise an Award, the Grantee shall give written notice to the Company or its designated agent specifying the number of shares of Stock for which the SAR is to be exercised, the relevant Base Price(s) and any other information as the Company or its designated agent may require. The exercise shall be effective upon receipt by the Company of such compliant written notice. Unless such SAR is terminated or forfeited pursuant to this Notice or the Plan, upon the exercise of a SAR, the Grantee shall be entitled to receive an amount, subject to any withholding requirements, equal to the product of (i) the excess of the Fair Market Value of one share of Stock over the applicable Base Price(s) multiplied by (ii) the number of shares of Stock in respect of which the SAR has been exercised. Unless the Company elects in its discretion to settle such amount in cash in lieu of Stock, such amount will be paid to the Grantee by delivering to the Grantee’s account a number of shares of Stock (rounded down to the nearest whole share of Stock in the aggregate) equal to the quotient of (i) such amount divided by (ii) the Fair Market Value of one share of Stock.
(iii)Except as provided in Section 3(b), the Grantee must remain continuously employed or provide services to the Company in order to exercise the SARs during the Exercise Period.
3.Forfeitures.

(a)Termination of Employment or Service. Except as expressly provided in Section 3(b) or Section 3(c), if the Grantee’s employment or service with the Company and/or its Subsidiaries terminates for any reason, all unexercised SARs shall be forfeited and be of no further force or effect as of the date of the termination.
(b)Termination on Account of Death or Disability. If the Grantee’s employment or service with the Company and/or its Subsidiaries terminates on account of death or Disability, the Award shall (i) remain outstanding until the earlier of (A) the third anniversary of the date of termination and (B) the Expiration Date and (ii) be exercisable to the extent provided for in Section 2(b)(i). For the avoidance of doubt, to the extent the third anniversary of a Grantee’s termination on account of death or Disability would be prior to the Exercise Date, the SARs shall not be exercisable and shall be forfeited in their entirety and be of no further force or effect as of the date of the termination.
(c)Termination Without Cause or For Good Reason. If the Grantee’s employment or service with the Company and/or its Subsidiaries is terminated by the Company without Cause or by the Grantee for Good Reason, the Award shall (i) remain outstanding until the earlier of (A) the second anniversary of the date of termination and (B) the Expiration Date and (ii) be exercisable to the extent provided for in Section 2(b)(i). For the avoidance of doubt, to the extent the second anniversary of a Grantee’s termination by the Company without Cause or by the Grantee for Good Reason would be prior to the Exercise Date, the SARs shall not be exercisable and shall be forfeited in their entirety and be of no further force or effect as of the date of the termination.
4.Voting Rights. The Grantee shall have no rights as a shareholder of the Company with respect to any shares of Stock underlying the SARs until such shares of Stock are actually issued to and held by the Grantee pursuant to the terms of this Notice. No adjustment shall be made for ordinary dividends or other rights for which the record date occurs before the date the Participant becomes the holder of record.
5.Recoupment. All SARs and any shares of Stock delivered or cash paid upon the exercise of the SARs pursuant to this Award shall be subject to clawback pursuant to any executive incentive compensation clawback policy adopted by the Company from time to time or as required by law.

6.Tax Withholding. The Company is authorized to withhold from this Award and any payment relating to this Award all withholding taxes and other tax obligations arising from the grant, delivery and/or exercise of this Award. Absent an election by the Grantee in accordance with the following sentence, the Company shall withhold from the delivery to the Grantee of any shares of Stock under this Award the number of shares of Stock having a Fair Market Value equal to all applicable taxes. Notwithstanding the foregoing, the Grantee may elect to (i) pay taxes in cash and/or Stock or (ii) irrevocably authorize a third party to sell shares of Stock (or a sufficient portion of the shares of Stock) held by the Grantee to remit to the Company a sufficient portion of the sale proceeds to pay taxes; provided that such method will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules in satisfaction of the Grantee’s tax obligations.
7.Section 409A Compliance. It is the intention of the Company and the Grantee that all payments, benefits and entitlements received by the Grantee under this Notice be provided in a manner that does not impose any additional taxes, interest or penalties on the Grantee with respect to the payments, benefits and entitlements under Section 409A of the Code, and its implementing regulations (“Section 409A”), and the provisions of this Notice will be construed and administered in accordance with this intent. Each of the Company and the Grantee has used, and will continue to use, their best reasonable efforts to avoid the imposition of any additional taxes, interest or penalties, and the Company and the Grantee agree to work together in good faith to amend this Notice, and to structure any payment, benefit or other entitlement received by the Grantee hereunder, in a manner that avoids imposition of any additional taxes, interest or penalties while preserving the affected payment, benefit or entitlement to the maximum extent practicable and maintaining the basic financial provisions of this Notice without violating any applicable requirement of Section 409A.
8.Governing Law. This Notice shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
9.Binding on Successors. The terms of this Notice will be binding upon the Grantee and upon the Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.
10.Transferability. This Award, including the SARs subject to this Award, is not transferable except as permitted by the Plan.
11.Entire Agreement. This Notice and the Plan contain the entire agreement and understanding between the parties as to the subject matter hereof.
12.Notices. All notices and other communications under this Notice shall be in writing and shall be given by hand delivery to the other party or confirmed email or overnight courier, or by postage paid first class mail, addressed as follows:

If to the Grantee:
The address of his or her principal residence and the email address as they appear in the Company’s records.
If to the Company:
Loews Corporation
9 West 57th Street
New York, NY 10019
Attention: Corporate Secretary
Email: corporatesecretary@loews.com
or to any other address as any party will have furnished to the other in writing in accordance with this Section 12. Notice and communications will be effective when actually received by the addressee if given by hand delivery or confirmed email, when deposited with a courier service if given by overnight courier, or two (2) business days following mailing if delivered by first class mail.
13.Amendment. This Notice may not be modified, amended or waived except by an instrument in writing signed by the Company and the Grantee. The waiver by either party of compliance with any provision of this Notice shall not operate or be construed as a waiver of any other provision of this Notice, or of any subsequent breach by the other party of a provision of this Notice.
14.Authority of the Committee. The Plan is administered by the Committee, which shall have full authority to interpret and construe the terms of the Plan and this Notice. The determination of the Committee as to any matter of interpretation or construction shall be final, binding and conclusive.
15.No Rights to Continuation of Employment. Nothing in the Plan or this Notice shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company to terminate the Grantee’s employment at any time for any reason.
16.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any Section.

Effective as of the Grant Date, the Company has caused this Notice to be executed on its behalf by a duly authorized officer.

By:
Name:
Title:

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